UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2011

DGT Holdings Corp.
(Exact name of registrant as specified in its charter)

New York	0-3319	13-1784308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pine Aire Drive, Bay Shore, New York		11706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 231-6400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2011, DGT Holdings Corp. (the “Company”) entered into an amendment (the “Amendment”) with SP Corporate Services, LLC (“SP Corporate Services”) to that certain management services agreement by and between the Company and SP Corporate Services, dated as of September 1, 2009 (the “Services Agreement”).  The Amendment amends the Services Agreement to, among other things, include the services of Mark A. Zorko to serve as the Company’s Chief Financial Officer and Secretary, in addition to the other services currently provided to the Company by SP Corporate Services.  In consideration for Mr. Zorko’s services, the Amendment provides that the Company will increase its monthly payment to SP Corporate Services from $30,000 to $48,000.

In connection with the entry into the Amendment, Mr. Zorko resigned as an employee of the Company and terminated the letter agreement, dated August 30, 2006, by and between the Company and Mr. Zorko (the “Letter Agreement”), which had set forth the terms of his employment as Chief Financial Officer of the Company, including, a base salary of $233,000, which was subsequently increased to $245,000, an automobile allowance of $575.00 per month, the opportunity to receive an annual incentive bonus with a target of 45% of his annual base salary based upon achieving the Company’s annual budget and attaining certain objectives, and the right to receive a severance payment equal to one-year of his base salary, if terminated by the Company without cause.  On October 1, 2011, Mr. Zorko entered into a waiver and release (the “Waiver and Release”) in favor of the Company with respect to any claims and obligations arising out of the Letter Agreement, other than with respect to the rights granted by the Board of Directors as described below.

In connection with the foregoing, the Board of Directors, including all of the Company’s disinterested directors, authorized the continuation in the ordinary course of the vesting periods for any shares of restricted stock, options to purchase shares of the Company’s common stock and any other equity awards granted to Mr. Zorko prior to the date of his resignation, and waived any provisions that may limit the exercisability of such equity awards that may be triggered as a result of the entry into the Amendment and termination of the Letter Agreement, in each case, subject to the continuation of Mr. Zorko’s service as Chief Financial Officer and Secretary of the Company.  The Board of Directors also authorized the continuation of Mr. Zorko’s short-term disability and life insurance plans provided by the Company until December 31, 2011.

SP Corporate Services is an affiliate of Steel Partners LLC (“Steel Partners”).  John J. Quicke, the Company’s President and Chief Executive Officer and member of the Board of Directors, is a Managing Director and operating partner of Steel Partners.  Jack L. Howard, a member of the Board of Directors, is President of Steel Partners and Steel Partners Holdings, L.P. (“Steel Holdings”). Steel Partners is the manager of Steel Holdings and has been delegated the sole power to vote and dispose of the securities held by SPH Group Holdings LLC (“SPHG Holdings”).  Steel Holdings owns 99% of the membership interests of SPH Group LLC (“SPHG”).  SPHG is the sole member of SPHG Holdings.  SPHG Holdings reported in a Schedule 13D with respect to its investment in the Company, originally filed with the SEC on September 26, 2002 and subsequently amended, most recently on September 27, 2011, that it owns approximately 51.1% of the Company’s outstanding common stock.

The Amendment and related actions were unanimously approved by the Company’s disinterested directors of the Board of Directors.  SP Corporate Services will continue to be subject to the supervision and control of the Company’s disinterested directors while performing its obligations under the Services Agreement.

The descriptions of the Amendment and the Waiver and Release contained herein do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment and the Waiver and Release which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information contained in Item 1.01 is incorporated by reference into this Item 1.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibits

10.1	Amendment to Management Services Agreement, dated October 1, 2011 by and between DGT Holdings Corp. and SP Corporate Services, LLC

10.2	Waiver and Release of Letter Agreement, dated October 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DGT HOLDINGS CORP.
(Registrant)

Date: October 3, 2011	By:	/s/ Mark A. Zorko
Mark A. Zorko Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibits

10.1	Amendment to Management Services Agreement, dated October 1, 2011 by and between DGT Holdings Corp. and SP Corporate Services, LLC

10.2	Waiver and Release of Letter Agreement, dated October 1, 2011